Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of July 14, 2026 (the “Effective Date”), by and between Pioneer State Bank (“Bank”), and Phillip K. Willett (“Executive”), each a “Party” or collectively the “Parties” to this Agreement.

RECITALS

WHEREAS, the Bank desires to employ Executive, and Executive desires to be employed by the Bank, on the terms and conditions set forth herein.

WHEREAS, as a result of Executive’s employment with the Bank, Executive will have access to and be entrusted with valuable information about the Bank’s business and customers, including trade secrets and confidential information; and

WHEREAS, the Parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Bank.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I
EMPLOYMENT

1.1            Term of Employment. The Bank employs Executive, and Executive accepts employment by the Bank, under the terms of this Agreement, effective as of the Effective Date and ending on July 14, 2029 (“Employment Term”), subject to earlier termination as hereinafter set forth in Article III, below. This Agreement is intended by the Parties to be a written contract for a specific term, as defined under Montana law. Notwithstanding any statement to the contrary in this Agreement, the Restrictive Covenant Agreement (defined below), shall not be affected by the termination of this Agreement and shall survive such termination in accordance with its terms.

1.2            Position and Duties. Executive shall continue to be employed in the position of President and CEO of the Bank, shall be subject to the authority of, and shall report to the Board of Directors of the Bank (the “Board”). Executive’s duties and responsibilities shall include all those customarily attendant to the position of President and CEO and such other duties and responsibilities as may be assigned from time-to-time by the Board. Executive shall devote as much business time, attention and energies to the business interests of the Bank as the Bank deems necessary and appropriate while Executive is employed by the Bank. Nothing in this Agreement shall preclude Executive, with the prior approval of the Board, from devoting reasonable periods of time required for (a) serving as a director or member of a committee of any organization involving no conflict of interest with the Bank, or (b) engaging in charitable, religious and community activities, provided that such directorships, memberships or activities do not materially interfere with the performance of Executive’s duties hereunder. Executive shall immediately disclose any potential conflicts of interest to the Board.

Article II
COMPENSATION AND OTHER BENEFITS

2.1           Base Salary. During the Employment Term, the Bank shall pay Executive an annual salary of One Hundred Seventy Thousand One Hundred Fifty-Five Dollars and 00/100 Dollars ($170,155) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Bank and subject to increases in the Bank’s sole discretion and proration for partial years of service.

2.2           Bonus. During the Employment Term, Executive shall be eligible for participation in a discretionary bonus pool determined as a result of individual performance as well as the Bank’s performance (a “Performance Bonus”). The Board evaluates the operating results of the Bank at calendar year end and, if the Board decides to award a discretionary bonus, evaluates the amount of such bonus for each full-time employee, which bonus amount is paid out at the end of every calendar year. To be eligible to receive a Performance Bonus, Executive must be actively employed by the Bank on the date the Performance Bonus is payable from the Bank to Executive. Executive shall also be eligible to participate in the Bank’s Employee Stock Ownership Plan and the Bank’s equity plan (management recognition plan or similar), as determined in the Bank’s sole discretion.

2.3           Paid Time Off. Executive shall be entitled to paid-time off subject to the provisions of the Bank’s policy, as in effect from time-to-time, applicable to similarly situated employees.

2.4           Benefit Plans. Executive will be eligible to participate in the Bank’s qualified retirement plans and/or welfare benefit plans that are generally applicable to all similarly situated employees of the Bank, in accordance with the terms and conditions thereof.

Article III
TERMINATION

3.1            Right to Terminate; Automatic Termination.

(a)             Termination For Cause. Subject to Section 3.2(b), below, the Bank may terminate Executive’s employment and all of the Bank’s obligations under this Agreement at any time for Cause (as defined below) upon the Bank providing written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Bank may designate. “Cause” shall have the meaning set forth in the Supplemental Executive Retirement Plan Agreement, dated July 14, 2026, between the Bank and Executive (the “SERP”).

(b)             Termination by Death or Disability. Subject to Section 3.2(b), below, Executive’s employment and the Bank’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability (as defined below) of Executive. For purposes of this Agreement, “Disability” means the inability of Executive to perform Executive’s duties hereunder, even with any reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the third party administrator or insurer of the Bank’s long-term disability plan or the Social Security Administration. Any determination of Disability under this Section 3.1(c) is not intended to alter any benefits any party may be entitled to receive under any insurance policy carried by either the Bank or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(c)             Termination by Resignation. Subject to Section 3.2(b), below, during the Employment Term, Executive may terminate Executive’s employment upon the provision of a minimum of thirty (30) days’ advance written notice to the Bank or at such other time as may be mutually agreed between the Parties following the provision of such notice. The Bank reserves the right to relieve Executive of all employment duties during all or a portion of the notice period.

(d)             Termination for Good Reason. Subject to Section 3.2(a), below, Executive may terminate Executive’s employment with Good Reason (as defined below). “Good Reason” shall mean: (i) a material reduction in Executive’s Base Salary, unless such reduction is similar to a reduction in compensation of similarly situated employees of the Bank or Executive consents to such change; (ii) a material and sustained reduction in Executive’s authority, duties or responsibilities with the Bank, unless Executive consents to such change; or (iii) a material breach by the Bank or its successor or assign, of this Agreement. Notwithstanding the foregoing, in order for Executive to terminate for Good Reason, Executive must provide written notice of Good Reason to the Bank within ninety (90) days of the initial existence of the condition(s) specified by Executive that constitute Good Reason and the Bank shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Bank cures the condition giving rise to Good Reason, no Severance Payment (as defined below) shall be triggered under Section 3.2(a), below, with respect to such occurrence. If, during such thirty (30)-day period, the Bank fails or refuses to cure the condition giving rise to Good Reason, Executive shall be entitled to the Severance Payment under Section 3.2(a), below, if he terminates his employment for Good Reason within one hundred and twenty (120) days of Executive’s original written notice of Good Reason and executes the Release (as defined below).

3.2            Rights Upon Termination.

(a)             No “Cause” and Section 3.1(d) Termination. If Executive’s employment is terminated by the Bank without Cause, as defined above, or Executive terminates Executive’s employment with Good Reason pursuant to Section 3.1(d), above, Executive shall have no further rights against the Bank hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; and (ii) a Severance Payment (defined below), the payment of which is contingent upon Executive’s execution of a written complete and permanent release in a form satisfactory to the Bank (the “Release”), containing, among other things, a general release of claims against the Bank and Holding Company (including, without limitation, claims under Montana’s Wrongful Discharge from Employment Act and the Montana Human Rights Act), which must be executed by Executive (and any applicable revocation period must expire) in accordance with the terms of such Release but in no event later than sixty (60) calendar days following the effective date of Executive’s termination of employment with the Bank; provided, however, that Executive’s right to the Severance Payment shall terminate in the event Executive does not comply with the Release or Executive breaches Executive’s obligations under any agreement in effect between Executive and the Bank or Holding Company.

The Severance Payment shall be paid in nine (9) substantially equal installments over the nine (9) month severance period, payable in accordance with the Bank’s normal payroll practices then in effect, and the first payment (which shall include any accrued payments that would have otherwise been made beginning on the date of Executive’s termination of employment) shall be made to Executive on the first regular payroll date that occurs at least eight (8) business days after the applicable effective date of the Release; provided, however, if the sixty (60)-day period, described above, spans two (2) different calendar years, then the first payment shall not be made until the later of (y) the first regular payroll date that occurs at least eight (8) business days after the applicable effective date of the Release and (z) the first regular payroll date occurring in the later calendar year during such sixty (60) day period. For purposes of this Agreement, “Severance Payment” means nine (9) months of Base Salary calculated at Executive’s rate at the time of termination.

(b)             Sections 3.1(a), (b) and (c) Terminations. If Executive’s employment is terminated pursuant to Sections 3.1(a) or (b), above, or if Executive resigns pursuant to Section 3.1(c), above, Executive or Executive’s estate shall have no further rights against the Bank hereunder, except for the right to receive any unpaid Base Salary with respect to the period prior to the effective date of termination.

(c)             Clarification. Notwithstanding the foregoing, if Executive is entitled to a Severance Payment hereunder, and is also entitled to a severance payment from Holding Company or the Bank under any other agreement, plan or policy or any payment under the Change of Control Agreement, dated July 14, 2026, between the Bank and Executive (the “Change of Control Agreement”) (such payment, the “Other Payment”), then Executive shall only receive the greater of (a) the Severance Payment or (b) the Other Payment.

(d)             Effects of Termination. Upon termination of the Agreement, as herein above provided, neither party shall have any further obligation hereunder except for (i) obligations accruing prior to the date of termination, and (ii) obligations, promises, or covenants contained herein which are expressly made to extend beyond the term of the Agreement

Article IV
RESTRICTIVE COVENANT AGREEMENT

4.1            Restrictive Covenant Agreement. As consideration for, and as a condition of, Executive’s employment with the Bank and Executive’s receipt of benefits under this Agreement, including without limitation, the promise of severance (which Executive acknowledges Executive would not otherwise be entitled), Executive hereby affirms and agrees that Executive shall comply with the provisions of the Restrictive Covenant Agreement between Executive and the Bank attached to the SERP as Exhibit A (the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement survives termination of this Agreement.

4.2            Effect of Breach. In the event that Executive breaches any provision of this Agreement, the Restrictive Covenant Agreement or any other restrictive covenant agreement between the Bank and Executive which is entered into subsequent to this Agreement, Executive agrees that the Bank may suspend all additional payments to Executive under this Agreement (including any Severance Payment), recover from Executive any damages suffered as a result of such breach and recover from Executive any reasonable attorneys’ fees or costs it incurs as a result of such breach. Executive agrees that Bank may deduct such amounts from any wages owed. In addition, Executive agrees that the Bank may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Executive of any provision of this Agreement or the Restrictive Covenant Agreement. This provision survives termination of this Agreement.

Article V
DISCLOSURES AND ACKNOWLEDGEMENTS

5.1            Employment Policies. As an Executive of the Bank, Executive acknowledges and agrees that Executive will be subject to, and agrees to comply with, all employment policies and practices implemented by the Bank from time to time, including without limitation, the Bank’s standard of conduct and code of ethics policies and practices.

5.2            Whistleblower Protections/Retained Rights. In accordance with Rule 21F-17 under the Securities Exchange Act of 1934, this Agreement does not, and the Bank shall not, impede Executive’s ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations, and the Bank shall not enforce any provision of any policy or agreement to the extent such provision would be deemed to require the Bank’s prior approval of such communication, except to the extent otherwise permitted by Rule 21F-17. Nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state, or local laws or regulations. In addition, nothing in this Agreement shall have the purpose or effect of limiting Executive’s ability to disclose or discuss information related to sexual assault or sexual harassment disputes that arise after the date Executive signs this Agreement.

Article VI
GENERAL PROVISIONS

6.1            Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested), e-mailed, or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 6.1):

(a)            If to the Bank:

Pioneer State Bank

32 N. Washington Street

P.O. Box 1103

Dillon, MT 59725

Email: [personal information redacted]

Attention: Debbie Huber, Chair of the Board’s Compensation Committee

(b)           If to Executive:

Phillip K. Willett

[personal information redacted]

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

6.2            Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties with respect to the subject matter hereof, except the SERP, the Restrictive Covenant Agreement and Change of Control Agreement, which shall remain in full force and effect.

6.3            Injunctive Relief. The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

6.4            Consideration. Execution of this Agreement is a condition of Executive’s employment with the Bank, and Executive’s employment by the Bank and benefits provided for in this Agreement including, without limitation, the promise of severance and eligibility for a bonus (which Executive acknowledges he would not otherwise be entitled), constitute the consideration for Executive’s undertakings hereunder.

6.5            Amendment. This Agreement may be altered, amended or modified only in writing, signed by both of the Parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the Parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

6.6            Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Executive, but may be assigned by the Bank, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors, and assigns.

6.7            Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect.

6.8            Third-Party Beneficiaries. Executive acknowledges that the services Executive provides to the Bank include services to any Bank affiliates. Any Bank affiliates are third-party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Bank and any of its affiliates, enjoying the benefits thereof, may enforce this Agreement directly against Executive.

6.9            Waiver of Breach. The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

6.10         Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Montana, without regard to any rules of construction concerning the draftsman hereof and further without regard to conflicts of law principals of such state.

6.11         Counterparts. This Agreement may be signed in counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. A facsimile, portable document format or other electronic signature of this Agreement shall be as effective as an original.

6.12          Savings Clause. The Parties acknowledge that they have each determined to the best of their ability that, as of the date of this Agreement, this Agreement complies with all applicable federal and state laws and regulations. However, if after the date of execution of this Agreement: (1) additional laws are enacted or regulations are promulgated which apply to this Agreement or Bank’s relationship with Executive and this Agreement violates any provision of those laws or regulations; (2) a federal or state agency determines that this Agreement violates any applicable laws or regulations; or (3) either of the Parties obtains an opinion of counsel that this Agreement violates any applicable laws or regulations, then the Parties agree to amend this Agreement in order to bring the Agreement into compliance with all applicable laws and regulations.

Signatures appear on next page

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the day and year written above.

BANK:

Pioneer State Bank

By:	/s/ Spencer Hegstad
Spencer Hegstad, Chairman of the Board

EXECUTIVE:

By:	/s/ Phillip K. Willett
Phillip K. Willett